Exhibit 1.2

Amendment to Broker Dealer Services Agreement

This Amendment to Broker Dealer Services Agreement (this “Amendment”), dated as of April 27, 2020 (the “Amendment Date”), is entered into by and between Collectable Sports Assets, LLC (“Company”) and North Capital Private Securities Corporation (“NCPS”). Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Existing Agreement (as defined below).

Recitals

A.       Collectables.com, Inc. and NCPS are party to that certain Broker Dealer Services Agreement, dated November 19, 2019 (the “Agreement”), as amended by that certain amendment dated February 12, 2020 ((the “First Amendment”), and as so amended by the First Amendment, the “Existing Agreement”)).

B.       The Existing Agreement has been assigned to and assumed by Company.

C.       The parties desire to further modify and amend the Existing Agreement, as set forth in this Amendment.

Amendment

Now, therefore, the parties agree as follows:

1.       Amendments. The Existing Agreement is hereby amended as follows:

(a)       Section 2.2 of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

Company also shall reimburse NCPS for out-of-pocket expenses incurred by NCPS in performance of the Services in connection with this Agreement as outlined in Exhibit B. Upon Company’s request, NCPS will provide Company with copies of all relevant invoices, receipts or other evidence of such expenses. Such expenses are capped at $50,000 for all series offerings. NCPS will monitor all compensation, from any source, and will ensure that its total compensation for each offering, and all offerings, does not exceed 8% of the total offering proceeds in the aggregate.

2.       Miscellaneous.

(a)       The parties hereby ratify and affirm each of the terms and provisions of the Existing Agreement, as amended by this Amendment, which shall remain in full force and effect.

(b)       This Amendment and the exhibit attached hereto constitute the entire amendment to the Existing Agreement and shall not constitute a modification, acceptance or waiver of any other provision of the Existing Agreement or any rights or claims thereunder.

(c)       In the event of a conflict between any provisions of the Existing Agreement and any provisions of this Amendment, such provision of this Amendment shall control.

(d)       The Existing Agreement, as amended by this Amendment, comprises the full and complete agreement of the parties with respect to the transactions contemplated by the Existing Agreement and supersedes and cancels all prior communications, understandings and agreements between the parties, whether written or oral, expressed or implied.

(e)       This Amendment shall be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of laws principles and shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof. Section 19 of the Existing Agreement is incorporated herein by reference.

(f)       This Amendment may be executed in multiple counterparts, each of which will be deemed an original, and all of which will constitute the same document.

In witness whereof, the parties have caused this Amendment to be executed effective as of the Amendment Date.

Collectable SPORTS ASSETS, LLC		NORTH CAPITAL PRIVATE SECURITIES CORPORATION

By:	/s/ Jason Epstein	By:	/s/ James P. Dowd
Name:	Jason Epstein	Name:	James P. Dowd
Title:	President	Title:	President & Chief Executive Officer

Exhibit B – Fees*

As compensation for the Services, Company or its manager, Otis Wealth, Inc. (“Manager”), shall pay NCPS:

1.	the escrow fees, pursuant to Escrow Agreements executed with NCPS in connection with the Offering (the “Escrow Fees”); and
2.	the following fees (in the aggregate, the “Brokerage Fees”, and together with the Escrow Fees, the “Offering Expenses”):
a.	an amount equal to 1% of the gross proceeds of each series Offering (the “Transaction Fee”);

plus

b.	an amount equal to:
i.	7.5% of the gross proceeds of each series Offering, until such time as NCPS has received, with respect to this subsection 2(b)(i), $10,000 in the aggregate for all series Offerings;[1]

and, thereafter,

ii.	7.5% of the gross proceeds of each series Offering, up to a cap of $1,000 in the aggregate for each such series Offering;[2]
c.	provided, however, that amounts invested by Manager are excluded from gross proceeds for the purposes of the calculations set forth above.

Upon Company’s request, NCPS will provide an accounting of actual Offering Expenses in connection with the Offering from time to time during the Term, and a final statement of Offering Expenses at closing or prior to the termination of the Offering.

Company or Manager shall pay applicable Brokerage Fees at the closing of each series Offering; for the avoidance of doubt, the obligation to pay NCPS the Brokerage Fees for a given series Offering is conditioned upon the successful closing of such Offering. Company agrees that Escrow Fees and the Transaction Fee may be deducted from the each such Offering proceeds at closing. Some or all of the Offering Expenses may be paid on behalf of Company by Manager.

In addition, Company has agreed to pay North Capital Investment Technology, Inc. (“NCIT”) the basic licensing and servicing fee attributable to the technology platform for the Offering pursuant to that certain Amended and Restated Software and Services License Agreement, dated as of July 9, 2019, by and between NCIT and Manager.

*The fees payable under this Agreement, plus the other relevant fees attributable to any public offering (including any interest thereon), shall be capped at an aggregate amount not to exceed the amount as permitted by applicable FINRA rules.

1 By way of explanation, NCPS shall have received, with respect to subsection 2(b)(i), $10,000 in the aggregate for all series Offerings once the gross proceeds of all series Offerings equal $133,333.33 (as modified by subsection 2(c)).

2 By way of explanation, NCPS shall receive $1,000 in the aggregate for each series Offering if the gross proceeds of each such series Offering equal or exceed $13,333.33 (as modified by subsection 2(c)).